Exhibit 31.3
CERTIFICATION

I, Yogesh Gupta, certify that:

1. I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K/A of Progress Software Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3. Based on my knowledge, the financial information included in this report fairly presents in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Date: March 30, 2018

By: /s/ Yogesh Gupta
Yogesh Gupta
President and Chief Executive Officer
(Principal Executive Officer)